UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 1, 2015

FOUR OAKS FINCORP, INC.
(Exact name of registrant as specified in its charter)

North Carolina	000-22787	56-2028446
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6114 U.S. 301 South Four Oaks, North Carolina	27524
(Address of principal executive offices)	(Zip Code)

(919) 963-2177
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On December 1, 2015, Four Oaks Fincorp, Inc. (the “Company”) commenced a private placement offering (the “Offering”) of up to $12 million in aggregate principal amount of subordinated promissory notes due November 30, 2025 (the “Notes”) to certain accredited investors pursuant to a Subordinated Note Purchase Agreement, dated December 1, 2015 by and among the Company and the investors identified therein. The Company is obligated to pay interest on the Notes at an annualized rate of 6.25% payable in quarterly installments commencing on March 1, 2015. The Company may prepay the Notes at any time after November 30, 2020, subject to compliance with applicable law. The proceeds of the Offering are being used to repay the Company’s outstanding subordinated promissory notes issued in 2009.

Upon the occurrence, and during the continuation, of an event of default, including if the Company fails to pay any amounts when due or fails to observe or perform any material covenant that remains uncured for 30 days, the Notes shall bear interest at a rate equal to the lesser of the existing interest rate plus 2% or the maximum rate permissible under law. In addition, payment of the Notes will be automatically accelerated if the Company enters voluntary or involuntary bankruptcy or insolvency proceedings.

The Notes are unsecured and subordinated to (i) all indebtedness owed by the Company to its secured creditors and general creditors; (ii) obligations arising from off-balance sheet guarantees and direct credit substitutes; (iii) obligations associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts, and similar arrangements; and (iv) any such indebtedness or any debentures, notes, or other evidence of indebtedness issued in exchange for or to refinance any senior indebtedness or any indebtedness arising from the satisfaction of any such senior indebtedness by a guarantor.

The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of other jurisdictions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR OAKS FINCORP, INC.

	By:	/s/ David H. Rupp
David H. Rupp
President and Chief Executive Officer

Date: December 7, 2015